Exhibit 4.75

SHARE SUBSCRIPTION AGREEMENT

Dated December 26, 2025

by and between

Abundant Glory Investment L.P.

and

UXIN LIMITED

i

ii

iii

SHARE SUBSCRIPTION AGREEMENT

SHARE SUBSCRIPTION AGREEMENT (this “Agreement”) is made and entered into on December 26, 2025 by and among:

1.	Uxin Limited, a company organize d under the laws of the Cayman Islands (the “Company”)

2.	Abundant Glory Investment L.P., a company organized under the laws of the British Virgin Islands (the “Investor”).

Each of the forgoing parties is referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company desires to allot and issue to the Investor, and the Investor desires to subscribe for and be issued from the Company, certain number of Class A Ordinary Shares (the “Subscription Securities”), pursuant to the terms and conditions set forth in this Agreement; and

WHEREAS, the Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

As used in this Agreement, the following terms shall have the following meanings:

“Action” means claim, complaint, action, arbitration, charge, hearing, inquiry, litigation, suit, inquiry, notice of violation, audit, examination, investigation or any other proceeding or any settlement, judgment, order, award, injunction or decree pending or other proceeding (whether civil, criminal, administrative, investigative or informal), including, without limitation, an informal investigation or partial proceeding, such as a deposition.

“ADSs” means the American Depositary Shares of the Company, each representing three hundred (300) Class A Ordinary Shares.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

“Agreement” has the meaning assigned to such term in the preamble.

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“Applicable Laws” means, with respect to any Person, any transnational, domestic or foreign federal, national, state, provincial, local or municipal law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or any of such Person’s assets, rights or properties.

“Beneficial Owner” has the meaning given such term in Rule 13d-3 under the Exchange Act, provided that Beneficial Ownership under Rule 13d-3(1)(i) shall be determined based on whether a Person has a right to acquire Beneficial Ownership irrespective of whether such right is exercisable within 60 days of the time of determination, and “Beneficially Own,” “Beneficially Owned” and “Beneficial Ownership” have meanings correlative to that of Beneficial Owner.

“Board” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the Cayman Islands, the People’s Republic of China (which for the purpose of this Agreement shall exclude Hong Kong SAR, Macau SAR and Taiwan) or the State of New York are authorized or required by law or other governmental action to close.

“Certificate of Designation” means the Third Amended and Restated Certificate of Designation of Senior Convertible Preferred Shares dated March 26, 2024 with respect to the rights and preferences of the Senior Preferred Shares, as maybe amended from time to time pursuant to its terms.

“Class A Ordinary Shares” means the Company’s Class A ordinary shares, par value $0.0001 per share.

“Class B Ordinary Shares” means the Company’s Class B ordinary shares, par value $0.0001 per share.

“Closing” means the Initial Closing or any Subsequent Closing, as applicable.

“Code” means the Inland Revenue Code of 1986, as amended.

“Company” has the meaning assigned to such term in the preamble.

“Company Securities” means (a) Ordinary Shares, (b) securities convertible into, or exercisable or exchangeable, for Ordinary Shares, (c) any options, warrants or other rights to acquire Ordinary Shares, and (d) any ADSs, depository receipts or similar instruments issued in respect of Ordinary Shares.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of Beneficial Ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Depositary” means the Bank of New York Mellon, or any other successive depositary bank of the Company.

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“Encumbrance” means any mortgage, lien, pledge, charge, security interest, title defect, right of first refusal, claim, easement, right-of-way, option, preemptive or similar right or other restriction of any kind or nature.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any rules and regulations promulgated thereunder.

“Fundamental Company Representations” means the representations and warranties by the Company contained in Section 3.2, Section 3.3, Section 3.5 and Section 3.6.

“Fundamental Investor Representations” means the representations and warranties by the Investor contained in Section 4.1, Section 4.2, Section 4.3 and Section 4.4.

“Group” or “Group Companies” means the Company and its Subsidiaries, and each a “Group Company”.

“Governmental Entity” means any transnational or supranational, domestic or foreign federal, national, state, provincial, local or municipal governmental, regulatory, judicial or administrative authority, department, court, arbitral body, agency or official, including any department, commission, board, agency, bureau, subdivision or instrumentality thereof.

“HKIAC” has the meaning assigned to such term in Section 8.9(a).

“Initial Closing” has the meaning assigned to such term in Section 2.2.

“Initial Closing Shares” has the meaning assigned to such term in Section 2.2.

“Intellectual Property” has the meaning assigned to such term in Section 3.15.

“Investor” has the meaning assigned to such term in the preamble.

“Investors’ Rights Agreement” means the second amended and restated investors’ rights agreement entered into by and among the Company, the Principal, the Investor and certain other parties thereto dated March 26, 2024.

“Material Adverse Effect” means any event, occurrence, fact, condition, change or development, individually or together with other events, occurrences, facts, conditions, changes or developments, that has had, has, or would reasonably be expected to have a material adverse effect on (a) the business of the Company as presently conducted, or the condition (financial or otherwise), affairs, properties, employees, liabilities, assets or results of operation of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company to timely consummate the transactions contemplated by this Agreement (including the sale of the Subscription Securities) or timely perform its material obligations hereunder; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the business of the Company or the Company or any Subsidiary relating to or arising in connection with (i) any action required to be taken pursuant to the terms and conditions of this Agreement or taken at the written direction of the Investor, (ii) economic changes affecting the industry in which the Company and its Subsidiaries operate generally or the economy of the PRC or any other market where the Company and its Subsidiaries have material operations or sales generally (provided in each case that such changes do not have a unique and materially disproportionate impact on the business of the Company and its Subsidiaries), (iii) the execution, announcement or disclosure of this Agreement or the pendency or consummation of the transactions contemplated hereunder, (iv) actions or omissions of the Company and its Subsidiaries that have been consented by the Investor in writing, (v) changes in generally accepted accounting principles that are generally applicable to comparable companies (provided that such changes do not have a unique and materially disproportionate impact on the business of the Company and its Subsidiaries), (vi) changes in general legal, tax or regulatory conditions (provided that such changes do not have a unique and materially disproportionate impact on the business of the Company and its Subsidiaries), (vii) changes in national or international political or social conditions, including any engagement in hostilities or the occurrence of any military or terrorist attack or civil unrest in each case occurring after the date hereof, or (viii) earthquakes, hurricanes, floods, epidemic-induced public health crises or other disasters in each case occurring after the date hereof.

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“Memorandum and Articles” means the amended and restated memorandum and articles of association of the Company currently in effect, as may be amended or restated from time to time.

“Money Laundering Laws” has the meaning assigned to such term in Section 3.25.

“Nasdaq” means the NASDAQ Global Select Market.

“Ordinary Shares” means Class A Ordinary Shares and Class B Ordinary Shares.

“Party” or “Parties” has the meaning assigned to such terms in the preamble.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Entity.

“Personal Information” has the meaning assigned to such term in Section 3.26.

“Principal” means Mr. Kun Dai (戴琨), with PRC identity card no. 610104198204066214.

“Principal Holding Company” means Xin Gao Group Limited, a company organized under the Laws of the British Virgin Islands.

“Principal Parties” means, collectively, the Principal and the Principal Holding Company.

“Principal Lock-up Period” with respect to each of the Principal Securities, means the applicable lock-up period as set forth opposite such Principal Securities in Schedule I hereto.

“Principal Securities” has the meaning assigned to such term in Section 3.4(a).

“PRC” means the People’s Republic of China.

“Professional Advisors” has the meaning assigned to such term in Section 8.10.

“Purchase Price Per Share” has the meaning assigned to such term in Section 2.1.

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“Registration Rights Agreement” means the registration rights agreement to be entered into by and among the Company and the Investor at the Initial Closing.

“Relative” of a natural person means the spouse of such person and any parent, grandparent, child, grandchild, sibling, cousin, in-law, uncle, aunt, nephew or niece of such person or spouse.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same purpose and effect as such Rule.

“Sanctioned Country” means, at any time, a country, region or territory which is, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, region, territory or government.

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any Sanctions-related list of designated or identified Persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce), the United Nations Security Council, the European Union or any of its member states, Her Majesty’s Treasury, Switzerland or any other relevant authority, (b) any Person located, organized or resident in, or any Governmental Authority or governmental instrumentality of, a Sanctioned Country, or (c) any Person directly or indirectly owned by, controlled by, or acting for the benefit or on behalf of, any Person described in clauses (a) or (b) hereof.

“Sanctions” means economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (a) the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce, (b) the United Nations Security Council, (c) the European Union or any of its member states or (d) Her Majesty’s Treasury, (e) Switzerland, or (f) any other relevant authority.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” has the meaning assigned to such term in Section 3.1.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and any rules and regulations promulgated thereunder.

“Senior Preferred Shares” means the Company’s senior convertible preferred shares, par value $0.0001 per share having the rights, preferences and privileges provided in the Certificate of Designation, as amended from time to time.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include locating and/or borrowing Ordinary Shares or ADSs).

“Subscription Securities” has the meaning assigned to such term in the recital.

“Subsequent Closing” has the meaning assigned to such term in Section 2.4.

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“Subsidiary” means any entity of which a majority of the outstanding equity securities or other ownership interests representing a majority of the outstanding equity interests or otherwise having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned or controlled by the Company, and includes any entity which is directly or indirectly controlled by the Company (including, for the avoidance of doubt, any variable interest entities that are consolidated into the financial statements of the Company).

“Taxes” means (a) all U.S. federal, state, local, non-U.S., and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, alternative or add-on minimum taxes, customs, unclaimed property or escheat, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto and (b) any liability for the payment of any amount of the type described in the immediately preceding clause (a) as a result of (1) being a “transferee” (within the meaning of Section 6901 of the Code, or any other Applicable Law) of another Person, (2) being a member of an affiliated, combined, consolidated or unitary group or (3) any contractual liability.

“Tax Returns” has the meaning assigned to such term in Section 3.13.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Ordinary Shares are listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, the Registration Rights Agreement and any other documents or agreements executed on or after the date of this Agreement in connection with the transactions contemplated hereunder.

“Trust” has the meaning assigned to such term in Section 3.4(d).

“U.S.” means the United States of America.

Section 1.2 Other Definitional and Interpretive Provisions.

The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be disregarded in the construction or interpretation hereof. References to Articles, Sections, Clauses, Exhibits and Schedules are to Articles, Sections, Clauses, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meanings given to them in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to “dollars” or “$” are to U.S. dollars.

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ARTICLE II

SALE AND PURCHASE OF THE SUBSCRIPTION SECURITIES

Section 2.1 Sale and Purchase of the Subscription Securities.

Subject to the terms and conditions of this Agreement, the Investor agrees to purchase at the applicable Closing, and the Company agrees to sell and issue to the Investor at such Closing, certain number of Class A Ordinary Shares of the Company. The price per Class A Ordinary Share purchased at each Closing shall be $0.00953 (the “Purchase Price Per Share”).

Section 2.2 Initial Closing.

Subject to the terms and conditions hereof, at the closing of the purchase and sale of the Initial Closing Shares (as defined below) pursuant to this Agreement (the “Initial Closing”), the Company hereby agrees to issue and sell to the Investor, and the Investor agrees to purchase from the Company, certain Class A Ordinary Shares of the Company (the “Initial Closing Shares”), equal to the amount obtained by dividing the aggregate purchase the amount further agreed by the Company and the Investor(the “Initial Closing Amount”) by the Purchase Price Per Share; provided that, the aggregate purchase price that shall be paid by the Investor or its assigns for the Class A Ordinary Shares of the Company for the Initial Closing and all the Subsequent Closings shall be $20,000,000 (the “Aggregate Purchase Price”). The Initial Closing shall take place remotely via electronic exchange of documents as soon as practicable, but in no event later than fifteen (15) Business Days after all the Closing conditions specified in Article VII hereof having been satisfied or waived, respectively, by the Investor and the Company (other than those conditions that by their nature are to be satisfied at the Initial Closing, but subject to the satisfaction or, to the extent permissible, waiver thereof at the Initial Closing), or at such other time and place as the Company and the Investor may mutually agree in writing.

Section 2.3 Actions at Initial Closing.

At the Initial Closing, the following actions shall take place, all of which shall be deemed to have occurred simultaneously, and no action shall be deemed to have been completed or any document delivered until all such actions have been completed and all required documents have been delivered:

(a) The Investor shall:

(i) pay and deliver or cause to be paid and delivered the Initial Closing Amount in U.S. dollars by wire transfer of immediately available funds to the bank account designated by the Company; and

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(ii) deliver to the Company the Registration Rights Agreement, executed by a duly authorized officer of the Investor.

(b) The Company shall:

(i) allot and issue to the Investor the Initial Closing Shares, and deliver to the Investor one or more duly executed share certificate(s) representing the Initial Closing Shares registered in the name of the Investor (the original copies of which shall be delivered to the Investor as soon as practicable within ten (10) Business Days following the date of the Initial Closing);

(ii) deliver to the Investor a certified true copy of the register of members of the Company evidencing the Initial Closing Shares being owned by the Investor at the Initial Closing, certified by the agent of the Company as being a true and complete copy;

(iii) deliver to the Investor the Registration Rights Agreement, executed by a duly authorized officer of the Company;

(iv) a certificate, dated as of the date of the Initial Closing, signed by a duly authorized officer of the Company, confirming that the conditions to the Initial Closing set forth in Article VII hereof have been satisfied; and

(v) deliver to the Investor a copy of the resolutions adopted by the Board approving this Agreement and other Transaction Documents and matters relating to the Initial Closing.

Section 2.4 Subsequent Closings.

Subsequent purchases and sales of the Class A Ordinary Shares of the Company shall take place at one or more subsequent closings (each a “Subsequent Closing” and collectively, the “Subsequent Closings”) to be held remotely via the exchange of documents and signatures on a Business Day mutually agreed upon by the Company and the Investor or its assigns at such Subsequent Closing, and all conditions precedent to (i) the obligations of the Investor or its assigns to pay the aggregate purchase price for the Class A Ordinary Shares of the Company purchased in connection with such Subsequent Closing and (ii) the Company’s obligations to deliver such Class A Ordinary Shares of the Company, in each case as set forth in Article VII hereof, have been satisfied or waived at such Subsequent Closing. Any Subsequent Closing on which all Aggregate Purchase Price has been paid up shall be deemed as the “Final Closing,” and such closing date shall also be referred to as “Final Closing Date”.

Section 2.5 Actions at Each Subsequent Closing.

At each Subsequent Closing, the following actions shall take place, all of which shall be deemed to have occurred simultaneously, and no action shall be deemed to have been completed or any document delivered until all such actions have been completed and all required documents have been delivered:

(a) The Investor shall pay and deliver or cause to be paid and delivered the relevant purchase price for the Class A Ordinary Shares of the Company in connection with such Subsequent Closing in U.S. dollars by wire transfer of immediately available funds to the bank account designated by the Company.

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(b) The Company shall:

(i) allot and issue to the Investor the Class A Ordinary Shares of the Company purchased at such Subsequent Closing, and deliver to the Investor one or more duly executed share certificate(s) representing such Class A Ordinary Shares of the Company registered in the name of the Investor (the original copies of which shall be delivered to the Investor as soon as practicable within ten (10) Business Days following the date of such Subsequent Closing);

(ii) deliver to the Investor a certified true copy of the register of members of the Company evidencing the shares being owned by the Investor at such Subsequent Closing;

(iii) a certificate, dated as of the date of such Subsequent Closing, signed by a duly authorized officer of the Company, confirming that the conditions to the Subsequent Closing set forth in Article VII have been satisfied; and

(iv) deliver to the Investor a copy of the resolutions adopted by the Board approving this Agreement and other Transaction Documents and matters relating to such Subsequent Closing.

Section 2.6 Restrictive Legend.

Each certificate representing the Class A Ordinary Shares shall be endorsed with the following legend: THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED UNLESS SUCH TRANSFER IS EFFECTED (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (2) PURSUANT TO ANY AVAILABLE EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THE SECURITIES REPRESENTED BY THIS CERTIFICATE IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Investor that, except as otherwise disclosed in the SEC Documents, as of the date hereof and the date of the applicable Closing (except for the representations and warranties that speak as of a specific date, which shall be made as of such date):

Section 3.1 Accuracy of Disclosure.

The Company has filed or furnished, as applicable, on a timely basis, all registration statements, proxy statements and other statements, reports, schedules, forms and other documents required to be filed or furnished by it with the SEC (all of the foregoing documents filed with or furnished to the SEC and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein, the “SEC Documents”). As of their respective effective dates (in the case of the SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment: (A) each of the SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the SEC Documents (as the case may be) and (B) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The agreements and documents described in the SEC Documents conform to the descriptions thereof contained therein and there are no agreements or other documents required by the Securities Act and the rules and regulations thereunder to be described in the SEC Documents that have not been so filed. Each agreement or other instrument (however characterized or described) to which the Company is a party or by which it is or may be bound or affected and (i) that is referred to in the SEC Documents, or (ii) is material to the Company’s business, has been duly authorized and validly executed by the Company, is in full force and effect in all material respects and is enforceable against the Company and, to the Company’s knowledge, the other parties thereto, in accordance with its terms, except (x) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, (y) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws, and (z) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefore may be brought. Except as described in the SEC, none of such agreements or instruments has been assigned by the Company, and neither the Company nor, to the best of the Company’s knowledge, any other party is in default thereunder and, to the best of the Company’s knowledge, no event has occurred that, with the lapse of time or the giving of notice, or both, would constitute a default thereunder. Performance by the Company of such agreements or instruments will not result in a material violation of any existing Applicable Law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over the Company or any of its assets or businesses, including, without limitation, those relating to environmental laws and regulations.

Section 3.2 Existence and Qualification.

(a) The Company is an exempted company that is duly organized, validly existing and in good standing under the laws of the Cayman Islands and has the requisite power and authority to own, lease and operate its property and to conduct its business as currently conducted and as described in the SEC Documents. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership, leasing or operation of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not, individually or in the aggregate, reasonably be expected have a Material Adverse Effect.

(b) The Subsidiaries of the Company and their respective jurisdictions of incorporation are as set forth in the SEC Documents. Each Subsidiary is duly incorporated or otherwise organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, with the requisite corporate power and authority to own, lease, operate and use its properties and assets and to carry on its business as currently conducted and as it is presently proposed to be conducted. Each Subsidiary is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify or be in good standing could be reasonably expected to result in a Material Adverse Effect.

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Section 3.3 Capitalization; Issuance of Subscription Securities.

(a) As of the date of this Agreement, the authorized share capital of the Company is US$20,000,000 divided into 200,000,000,000 shares comprising of (i) 190,000,000,000 Class A Ordinary Shares, of which 64,892,337,575 Class A Ordinary Shares (excluding the 1,643,712,892 Class A Ordinary Shares issued to the Depositary for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under the Company’s share incentive plan) were issued and outstanding, (ii) 100,000,000 Class B Ordinary Shares, of which 40,809,861 Class B Ordinary Shares were issued and outstanding, and (iii) 9,900,000,000 Senior Preferred Shares, none of which was issued and outstanding. The Class A Ordinary Shares issuable upon the Closing shall be duly and validly reserved for issuance.

(b) Except as set forth in the SEC Documents, the Company has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(c) The Subscription Securities have been or will be duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid, non-assessable, and free and clear of any Encumbrance and restrictions on transfer (except for restrictions on transfer arising under applicable securities laws). The issuance of the Subscription Securities will not be subject to any preemptive, right of first refusal, right of participation or similar rights except for the waiver and consent from certain shareholders which will be obtained prior to the Closing. Upon entry of the Investor in the register of members of the Company as the legal owner of the Subscription Securities, the Company will transfer to the Investor good and valid title to the Subscription Securities free and clear of any Encumbrance.

(d) Except as set forth in SEC Documents, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any Company Securities, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional Company Securities. Except as set out in the SEC Documents, there are no obligations (whether outstanding or authorized) of the Company or any Subsidiary requiring the repurchase of any Company Securities.

(e) The offers and sales of Company Securities were at all relevant times either registered under the Securities Act and the applicable state securities or Blue Sky laws or, based in part on the representations and warranties of the applicable investors, exempt from such registration requirements. Except as set forth in the SEC Documents, there are no shareholders’ agreements, voting agreements or other similar agreements with respect to the Company Securities to which the Company is a party or, to the knowledge of the Company, between or among any of the holders of Company Securities.

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(f) The Company is not, and has never been, an issuer of the type described in paragraph (i) of Rule 144.

Section 3.4 Ownership of Principal Securities.

(a) Schedule I hereto sets forth a true, correct and complete list of (a) the Company Securities directly and indirectly owned, whether beneficially or of record, by the Principal or any of his Affiliates as of the date of this Agreement (collectively, the “Principal Securities”), and (b) the Encumbrances the Principal Securities or any direct or indirect interest in the Principal Securities is subject to.

(b) Other than the Principal Securities, as of the date of this Agreement, the Principal and the Principal Parties do not directly or indirectly own, beneficially or of record, any Company Securities or any interest in any Company Securities (including without limitation through any direct or indirect interest in any other Person that owns, beneficially or of record, any Company Securities).

(c) Other than as specifically set forth on Schedule I hereto, the Principal and/or the Principal Parties are the sole owner(s) of all right, title and interest (including voting power and power of disposition) in the Principal Securities, free and clear of any Encumbrance (including without limitation any Encumbrance on any direct or indirect interest in any other Person that owns, beneficially or of record, any Principal Securities).

(d) (a) The Principal and a trust established under the laws of Hong Kong (the “Trust”) collectively indirectly own, beneficially and of record, 100% of all of the share capital and other securities of and all other right, title and interest (whether economic, voting or otherwise) in the Principal Holding Company, in each case free and clear of any Encumbrance; (b) all of the beneficiaries of the Trust are the Principal or his children, parents, spouse or other direct Relatives; (c) the Principal is (A) the sole director of the Trust and (B) the only Person that Controls the Trust; (d) the Principal Holding Company is the sole record and Beneficial Owner of 40,809,861 Class B Ordinary Shares and all right, title and interest therein, free and clear of any Encumbrance except as specified in on Schedule I hereto.

(e) Except as set forth on Schedule I hereto, the Principal Securities are not subject to any voting trust or other agreement, arrangement or understanding restricting or otherwise related to the voting or transfer of such Principal Securities (other than the Investors’ Rights Agreement), and the Principal and the Principal Parties have not appointed or granted any proxy, power-of-attorney or other authorization or consent that is still in effect with respect to any Principal Securities (other than the Investors’ Rights Agreement).

(f) Except as set forth on Schedule I hereto, the Principal and the Principal Parties are not subject to any agreement, contract, instrument or other contractual obligations that may cause the change of Beneficial Ownership of the Principal Securities.

Section 3.5 Capacity, Authorization and Enforceability. The Company has the requisite power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby. This Agreement and the Transaction Documents have been duly authorized, executed and delivered by the Company, and assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement and the Transaction Documents are valid and binding agreements of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity. Without limiting the generality of the foregoing, as of the Closing, no approval by the shareholders of the Company is required in connection with this Agreement or other Transaction Documents, the performance by the Company of its obligations hereunder or thereunder, or the consummation by the Company of the transactions contemplated hereby or thereby, except for those that have been obtained, waived or exempted on or prior to the Closing.

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Section 3.6 Non-Contravention. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the Memorandum and Articles or other constitutional documents of the Company or (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, Governmental Entity or court to which the Company is subject (including federal and state securities laws and regulations of any self-regulatory organization to which the Company or its securities are subject, including all Trading Markets), or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which the Company is bound or to which the Company’s assets are subject, except in the case of clauses (ii) and (iii) as would not have a Material Adverse Effect. There is no Action, suit or proceeding, pending or, to the knowledge of the Company, threatened against the Company that questions the validity of this Agreement or the right of the Company to enter into this Agreement to consummate the transactions contemplated hereby.

Section 3.7 Consents and Approvals. Assuming the accuracy of the representations and warranties of the Investor under this Agreement, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of any of the transactions contemplated hereby, nor the performance by the Company of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing and those filings required to be made with the SEC and Nasdaq (including, without limitation, a Form 6-K) or the China Securities Regulatory Commission (“CSRC”).

Section 3.8 Financial Statements.

(a) The financial statements (including any related notes) contained in the SEC Documents (A) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (B) were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered thereby and (C) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations, cash flows and changes in shareholders’ equity of the Company and its Subsidiaries for the periods covered thereby, except as disclosed therein and permitted under the Exchange Act.

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(b) Except as disclosed in the SEC Documents, the Company has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, including policies and procedures that (A) mandate the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of the Board and management of the Company and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company. Except as disclosed in the SEC Documents, there are no material weaknesses or significant deficiencies in the Company’s internal controls. The Company’s auditors and the audit committee of the Board have not been advised of any fraud, whether or not material, which involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since December 31, 2024, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(c) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) or 15d-15(e), as applicable, under the Exchange Act) of the Company are designed to ensure that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure.

(d) Neither the Company nor any of its Subsidiaries is a party to, nor has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract, agreement, arrangement or undertaking (including any contract, agreement, arrangement or undertaking relating to any transaction or relationship between or among one or more of the Company and/or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such contract, agreement, arrangement or undertaking is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other SEC Documents.

Section 3.9 Absence of Certain Changes.

Since the date of the latest audited financial statements included within the SEC Documents, except as specifically disclosed in a subsequent SEC, (i) there has been no event, occurrence, development or state of circumstances that could reasonably be expected to, either individually or in the aggregate, result in a Material Adverse Effect; (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to U.S. GAAP or disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting or the manner in which it keeps its accounting books and records other than as required by U.S. GAAP, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans and (vi) no officer or director of the Company has resigned from any position with the Company. The Company does not have pending before the SEC any request for confidential treatment of information. Except for the issuance of the Subscription Securities contemplated by this Agreement, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Company or its Subsidiaries or their respective businesses, prospects, properties, operations, assets or financial condition that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one Trading Day prior to the date that this representation is made. Unless otherwise disclosed in an SEC Document filed prior to the date hereof, the Company has not: (i) issued any securities or incurred any liability or obligation, direct or contingent, for borrowed money; or (ii) declared or paid any dividend or made any other distribution on or in respect to its capital stock.

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Section 3.10 Litigation.

Except as disclosed in the SEC Documents, there are no Actions by or against the Company or its Subsidiaries or affecting the business or any of the assets of the Company or its Subsidiaries pending before any Governmental Entity, or, to the Company’s knowledge, threatened to be brought by or before any Governmental Entity that (i) adversely affects or challenges the legality, validity or enforceability of the transactions contemplated by this Agreement or the Company Securities; or (ii) if adversely determined, would reasonably be expected to result in a Material Adverse Effect. Except as disclosed in the SEC documents, neither the Company, any Subsidiary, nor, to the Company’s knowledge, any of their respective officers, directors or any of its employees is a party or is named as subject to the provisions of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company or, to the knowledge of the Company, any current or former director or officer of the Company relating to the Company or its business. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act. There is no Action by the Company or any Subsidiary pending or which the Company or any Subsidiary intends to initiate, which if adversely determined, could reasonably be expected to have a Material Adverse Effect. The foregoing includes, without limitation, Actions pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

Section 3.11 Compliance with Laws.

(a) Except as disclosed in the SEC Documents, the Company or its Subsidiaries is and has been since January 1, 2020, in compliance with all Applicable Laws of any Governmental Entity in all material respects. Since January 1, 2020, except as set forth in the SEC Documents, neither the Company nor any Subsidiary (i) is or has been in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default), nor has the Company or any Subsidiary received notice of a claim that it is in default under or is in violation of any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is or has been in violation of any order of any court, arbitrator or any Governmental Entity, or (iii) is or has been in violation of any Applicable Law of any Governmental Entity, including, without limitation, all Applicable Laws relating to taxes, environmental protection, occupational health and safety, and employment and labor matters, anti-bribery and anti-money laundering, in each case in any material respects.

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(b) Except as disclosed in the SEC Documents, the Company and each of its Subsidiaries have all permits, licenses, authorizations, consents, orders and approvals (collectively, “Permits”), and have made all filings, applications and registrations with, any Governmental Authority that are required in order to carry on their business as presently conducted in all material respects. Except as disclosed in the SEC Documents, all such Permits are in full force and effect in all material respects and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened, and all such filings, applications and registrations are current.

(c) The Company is not in violation of any listing requirements of the Nasdaq and has no knowledge of any facts that would reasonably be expected to lead to delisting or suspension of its ADSs from the Nasdaq in the foreseeable future.

Section 3.12 No Securities Act Registration.

Assuming the accuracy of the representations of the Investor contained in Sections 4.6 and 4.7 hereof, it is not necessary in connection with the issuance and sale to the Investor of the Subscription Securities to register the Subscription Securities under the Securities Act or to qualify or register the Subscription Securities under applicable U.S. state securities laws.

Section 3.13 Tax.

(a) All Tax returns, Tax reports, information returns, declarations of estimated Tax and other declarations and statements with respect to Taxes (collectively, “Tax Returns”) required to have been filed by or with respect to the Company and each Subsidiary have been timely filed (taking into account any extensions) and all such Tax Returns are complete and accurate and disclose all Taxes required to be paid by or with respect to the Company and each Subsidiary for the periods covered thereby, except for Tax Returns the failure of which to file would not have a Material Adverse Effect. All Taxes (whether or not shown on any Tax Return) for which the Company or any Subsidiary may be liable have been timely paid, except for Taxes the failure of which to pay would not have a Material Adverse Effect. The Company and each Subsidiary have set aside on its books provision reasonably adequate for the payment of all material Taxes for periods subsequent to the periods to which such Tax Returns apply.

(b) Except where such unpaid Tax would not have a Material Adverse Effect, there are no unpaid Taxes claimed to be due by the Taxing authority of any jurisdiction, and the officers of the Company and each Subsidiary know of no basis for any such claim. The provisions for Taxes payable, if any, shown on the financial statements filed with the SEC Documents are sufficient for all accrued and unpaid Taxes, whether or not disputed, and for all periods to and including the dates of such financial statements.

(c) Neither the Company nor any Subsidiary is a party to any claim, dispute, audit, pending Action or proceeding, nor is any such claim, dispute, Action or proceeding threatened by any Taxing authority, for the assessment or collection of any Taxes and no claim for the assessment or collection of any Taxes has been asserted against the Company or any Subsidiary that has not been settled with all amounts due having been paid.

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(d) No lien with respect to Taxes has been filed and no deficiency or addition to Taxes, interest or penalties for any Taxes with respect to any income, properties or operations of the Company or any Subsidiary has been proposed, asserted or assessed against the Company or any Subsidiary.

(e) The Company and each Subsidiary has complied in all material respects with all Applicable Laws relating to the payment and withholding of Taxes, including sales and use Taxes, and has withheld and paid over all amounts required by Applicable Laws to be withheld and paid from the wages or salaries of employees, and neither the Company nor any Subsidiary is liable for any Taxes for failure to comply with such Applicable Laws.

(f) No claim, or notice of claim, has ever been made by an authority in a jurisdiction where the Company or a Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(g) Neither the Company nor any Subsidiary has been a member of an affiliated group of corporations within the meaning of Section 1504(a) of the Code filing a combined federal income Tax return (or any similar provision of non-U.S., state or local Law) nor does the Company or any Subsidiary of the Company have any liability for Taxes of any other Person under Treasury Regulations § 1.1502-6 (or any similar provision of non-U.S., state or local Law) or otherwise, other than the consolidated group of which the Company is currently the parent corporation.

(h) Neither the Company nor any Subsidiary has engaged in any transaction that could give rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and Treasury Regulations promulgated thereunder (or any similar provision of non-U.S., state or local Law).

(i) The Company is, and has at all times been, classified as a corporation for U.S. federal income tax purposes.

Section 3.14 No Brokers.

Neither the Company nor any of its Subsidiaries or Affiliates is a party to any agreement, arrangement or understanding with any Person that would give rise to any valid right, interest or claim against or upon the Investor or the Company for any brokerage commission, finder’s fee, placement fee or other similar compensation, as a result of the transactions contemplated by the Transaction Documents.

Section 3.15 Intellectual Property.

Except as disclosed in the SEC Documents, all registered or unregistered, (i) patents, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (ii) trademarks, service marks, trade dress, trade names, taglines, brand names, logos and corporate names and all goodwill related thereto; (ii) copyrights, mask works and designs; (iv) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights; (v) computer software programs, including all source code, object code, specifications, designs and documentation related thereto; and (vi) domain names, Internet addresses and other computer identifiers, in each case that is material and is used in the operation of the business of the Company or any of its Subsidiaries (the “Intellectual Property”) is either (a) owned by the Company or one or more of its Subsidiaries or (b) is used by the Company or one or more of its Subsidiaries pursuant to a valid license. To the knowledge of the Company, there are no infringements or other violations of any Intellectual Property owned by the Company or any of its Subsidiaries by any third party, except for such infringements and violations which would not have a Material Adverse Effect. The Company and its Subsidiaries have taken all necessary actions to maintain and protect each item of Intellectual Property, the absence of which will have a Material Adverse Effect. The conduct of the business of the Company and its Subsidiaries does not infringe or otherwise violate any intellectual property or other proprietary rights of any other person, and there is no Action pending or threatened alleging any such infringement or violation or challenging the Company’s or any of its Subsidiaries’ rights in or to any Intellectual Property, except for such infringements and violations which would not have a Material Adverse Effect.

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Section 3.16 Title to Property.

Neither the Company nor any Subsidiary owns any real property. Each of the Company and the Subsidiaries has good and marketable title to all personal properties and assets (whether tangible or intangible) owned by each of them that is material to its respective business, in each case free and clear of all Encumbrances, except for Encumbrances that do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or the Subsidiaries. Any real property and facilities held under lease by the Company and the Subsidiaries is held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company or the Subsidiaries, as the case may be.

Section 3.17 Labor Relations.

No labor disturbance by or dispute with the employees of the Company or its Subsidiaries exists or, to the knowledge of the Company, is contemplated or threatened, and the Company is not aware of any existing or imminent labor disturbance by, or dispute with, any of the employees of the Company or its Subsidiaries, except for such disturbance or disputes which would not have a Material Adverse Effect. None of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relationships with their employees are good. To the knowledge of the Company, no executive officer of the Company or any Subsidiary, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in material compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours.

Section 3.18 Transactions with Affiliates and Employees.

Except as set forth in the SEC Documents, none of the officers or directors of the Company or any Subsidiary and, to the knowledge of the Company, none of the employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from, any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, shareholder, member or partner, in each case in excess of $100,000 other than for (i) payment of salary or consulting fees for services rendered; (ii) reimbursement for expenses incurred on behalf of the Company; and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company.

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Section 3.19 Investment Company.

The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Subscription Securities will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

Section 3.20 Listing and Maintenance Requirements.

The Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Ordinary Shares under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration. Except as set forth in the SEC Documents, the Company has not, since January 1, 2020, received notice from any Trading Market on which the ADSs representing the Ordinary Shares are or have been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. The issuance by the Company of the Subscription Securities shall not have the effect of delisting or suspending the ADSs representing the Ordinary Shares from any Trading Market.

Section 3.21 Disclosure.

The press releases disseminated by the Company during the twelve (12) months preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made and when made, not misleading. The Company acknowledges and agrees that no Investor makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those set forth in this Agreement.

Section 3.22 No Integrated Offering.

Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would: (i) eliminate the availability of the exemption from registration under the Securities Act in connection with the offer and sale by the Company of the Subscription Securities as contemplated hereby; or (ii) cause the offer and sale of the Subscription Securities pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of any Applicable Law, regulation or shareholder approval provisions, including, without limitation, under the rules and regulations of any Trading Market on which any of the securities of the Company are listed or designated.

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Section 3.23 Solvency.

Both before and immediately after giving effect to the transactions contemplated by this Agreement and other Transaction Documents, the Company will have adequate capital and liquidity with which to engage in the their businesses as currently conducted and as described in the SEC Documents.

Section 3.24 Office of Foreign Assets Control.

Neither the Company nor any Subsidiary nor, to the Company’s knowledge, any director, officer, agent, employee or affiliate of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

Section 3.25 Money Laundering.

The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no Action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or any Subsidiary, threatened.

Section 3.26 Data Privacy.

In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), the Company is and has been in compliance with all Applicable Laws in all relevant jurisdictions, the Company’s privacy policies and the requirements of any contract or codes of conduct to which the Company is a party. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. The Company is and has been in compliance in all material respects with all Laws relating to data loss, theft and breach of security notification obligations.

Section 3.27 Acknowledgement Regarding Investor’s Purchase of Subscription Securities.

The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length investor with respect to this Agreement and the transactions contemplated hereby. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by the Investor or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to the Investor’s purchase of the Subscription Securities. The Company further represents to the Investor that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

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Section 3.28 Acknowledgement Regarding Investor’s Trading Activity.

Notwithstanding anything in this Agreement or elsewhere herein to the contrary, it is understood and acknowledged by the Company that: (i) as of the date of this Agreement, the Investor has not been asked by the Company to agree, nor has the Investor agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Subscription Securities for any specified term; (ii) past or future open market or other transactions by the Investor, specifically including, without limitation, Short Sales or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Company’s publicly-traded securities; (iii) the Investor, and counter-parties in “derivative” transactions to which such Investor is a party, directly or indirectly, presently may have a “short” position in the Ordinary Shares: and (iv) the Investor shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction. The Company further understands and acknowledges that (y) the Investor may engage in hedging activities at various times during the period that the Subscription Securities or corresponding ADSs are outstanding in compliance with Applicable Laws, and (z) such hedging activities (if any) could reduce the value of the existing shareholders’ equity interests in the Company at and after the time that the hedging activities as conducted in compliance with Applicable Laws, are being conducted. The Company acknowledges that such aforementioned hedging activities do not constitute a breach of this Agreement.

Section 3.29 Contracts.

Each contract to which any Group Company is a party is valid and in full force and effect, and is enforceable by such Group Company in accordance with its terms. Each Group Company has duly performed all of its obligations under each contract to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or alleged default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by such Group Company or any other party or obligor with respect thereto, as a result of the execution, delivery, and performance of the Transaction Documents will occur. No Group Company has given notice (whether or not written) that it intends to terminate a contract or that any other party thereto has breached, violated or defaulted under any contract in any material respect. No Group Company has received any notice (whether written or not) that it has breached, violated or defaulted under any contract in any material respect or that any other party thereto intends to terminate such contract.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor represents and warrants to the Company that, as of the date of the applicable Closing (except for the representations and warranties that speak as of a specific date, which shall be made as of such date):

Section 4.1 Existence.

The Investor has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of organization.

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Section 4.2 Capacity.

The Investor has the requisite power and authority to enter into and perform its respective obligations under this Agreement and consummate the transactions contemplated hereby.

Section 4.3 Authorization And Enforceability.

This Agreement has been duly authorized, executed and delivered by the Investor, and assuming the due authorization, execution and delivery by each of the other Parties, this Agreement is a valid and binding agreement of the Investor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general principles of equity.

Section 4.4 Non-Contravention.

Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the memorandum and articles or other constitutional documents of the Investor; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, Governmental Entity or court to which the Investor is subject, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which the Investor is a party or by which the Investor is bound or to which any assets of the Investor are subject, except in the case of clauses (ii) or (iii) as would not have a Material Adverse Effect. There is no action, suit or proceeding, pending or, to the knowledge of the Investor, threatened against the Investor that questions the validity of this Agreement or the right of the Investor to enter into this Agreement to consummate the transactions contemplated hereby.

Section 4.5 Consents and Approvals.

Neither the execution and delivery by the Investor of this Agreement, nor the consummation by the Investor of any of the transactions contemplated hereby, nor the performance by the Investor of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing.

Section 4.6 Securities Law Matters.

(a) The Investor is acquiring the Subscription Securities for its own account without violation of applicable securities laws, provided, that, this representation and warranty does not obligate the Investor to hold any of the Subscription Securities for any minimum or other specific term, nor limit the Investor’s right to sell the Subscription Securities pursuant to an effective registration statement under the Securities Act or otherwise in compliance with applicable federal and state securities laws.

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(b) The Investor acknowledges that the Subscription Securities are “restricted securities” within the meaning of Rule 144 under the Securities Act, and have not been registered under the Securities Act or any applicable state securities law, and any certificate representing the Subscription Securities shall be endorsed with the restrictive legend set forth in Section 2.6 of this Agreement. The Investor further acknowledges that, absent an effective registration under the Securities Act, the Subscription Securities may only be offered, sold or otherwise transferred in compliance with Applicable Laws.

Section 4.7 Investment Experience.

The Investor is a sophisticated investor with knowledge and experience in financial and business matters such that the Investor is capable of evaluating the merits and risks of the investment in the Subscription Securities. The Investor is able to bear the economic risks of an investment in the Subscription Securities.

Section 4.8 Availability of Funds.

The Investor will have at the applicable Closing cash available in an amount adequate to pay the purchase price for the Class A Ordinary Shares purchased at such Closing pursuant to this Agreement. No source of funding for the purchase price for the Class A Ordinary Shares purchased at such Closing pursuant to this Agreement relates, directly or indirectly, to any activities or business of or with a Sanctioned Person or with or in a Sanctioned Country, or any activities or business in violation of any Applicable Law relating to anti-money laundering.

Section 4.9 No Additional Representations; Non-reliance.

The Investor acknowledges and agrees that, except as expressly set forth in Article III hereof, no Person is making or has made any other written or oral representation or warranty, express or implied, of any nature whatsoever, with respect to the Company or its Subsidiaries or the transactions contemplated hereby, and the Investor disclaims that it is relying on or has relied on any such representation or warranty as an inducement to enter into this Agreement or otherwise.

ARTICLE V

COVENANTS

Section 5.1 CSRC Filing.

The Parties shall cooperate with each other to timely file with the CSRC the required materials with respect to the transactions contemplated by this Agreement.

Section 5.2 Most Favored Investor.

In the event that the Company grants or makes available to any future holders of equity interest, any rights, privileges, protections, waivers, exemptions, consents, terms or conditions (except for the rights to appoint director or observer to the Board of the Company) more favorable than those granted or made available to the Investor under the Transaction Documents, then the Investor shall be automatically entitled to such more favorable rights, privileges, protections, waivers, exemptions, consents, terms or conditions, as applicable within six (6) months after the date of Initial Closing.

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Section 5.3 Lock-Up.

  The Company shall instruct the Depositary not to, during the applicable Principal Lock-up Period accept any Principal Party’s deposit of Class A Ordinary Shares in the Company’s American Depositary Receipt facility or issue any new ADSs to any Principal Party’s, unless consented to by the Investor.

Section 5.4 Listing.

The Company shall maintain the ADSs’ authorization for listing on Nasdaq. Neither the Company nor any other Group Company shall take any action which would be reasonably expected to result in the delisting or suspension of trading of the ADSs on Nasdaq.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Efforts; Further Assurances.

Subject to the terms and conditions of this Agreement, the Parties will use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement, provided, however, that notwithstanding anything to the contrary, the Investor shall not be required to provide any non-public information with respect to itself or its Affiliates.

Section 6.2 Public Announcements.

(a) The Company shall (a) prior to the start of the Trading Day immediately following the date hereof issue a press release in form and substance reasonably acceptable to the Investor disclosing the material terms of the transactions contemplated hereby (but not disclosing the identity of the Investor unless the Investor’s prior written consent has been obtained); and (b) file a Current Report on Form 6-K in the form required by the Exchange Act and attaching the material Transaction Documents as exhibits thereto, with the SEC within the time required by the Exchange Act. The Company shall obtain prior written approval of the Investor and consider in good faith any comments the Investor may have on, the filling of Form 6-K or any press release related thereto.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the date on which the Investor ceases to hold any Subscription Securities, the Company shall not, directly or indirectly, issue any press release or make any filing with the SEC, in each case, to the extent such press release or filing identifies the Investor or the transactions contemplated by this Agreement, unless the Company first consults with the Investor, and considers in good faith any comments that the Investor may have on, such materials; provided, that the Company may make any subsequent press release or filings with the SEC that are substantially consistent in form with any such materials previously approved by the Investor in the manner provided for in this Section 6.2 without being required to first consult the Investor as otherwise required in this Section 6.2. Notwithstanding anything to the contrary herein, the Company shall not issue any press release or otherwise make any public statement that identifies the Investor without the Investor’s prior written consent; provided that, for the avoidance of doubt the Company shall be permitted to (i) identify the Investor in any filing required to be made with the SEC but only to the extent that the identification of the Investor is expressly required, and subject to the consultation rights and right to comment contained in the immediately preceding sentence; and (ii) solely to the extent required by applicable securities laws, identify the Investor in the Company’s annual report on Form 20-F in Item 7.A. (Major Shareholders) or in Item 19 (Exhibits) to the extent that the Investor’ name is mentioned in Exhibits that have been included in such Form 20-F, without consultation with or seeking prior consent from the Investor.

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Section 6.3 Survival.

(a) The Fundamental Company Representations and the Fundamental Investor Representations shall survive indefinitely or until the latest date permitted by law.

(b) All representations and warranties contained in this Agreement other than the Fundamental Company Representations and the Fundamental Investor Representations shall survive the Closing until the expiration of twenty-four (24) months from the Closing.

(c) Notwithstanding the foregoing sub-clause (a) and (b), any breach of any representation, warranty, covenant or agreement in respect of which breach of contract is sought shall survive the time at which it would otherwise terminate pursuant to the sub-clause (a) or (b) above, if notice of the inaccuracy or breach thereof giving rise to such right of claim shall have been given to the party against whom such claim may be sought prior to such time.

Section 6.4 Integration.

The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Subscription Securities for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

Section 6.5 Shareholder Rights Plan.

No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that the Investor is an acquiring Person under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that the Investor could be deemed to trigger the provisions of any such plan or arrangement, by virtue of purchasing Subscription Securities under this Agreement.

Section 6.6 Use of Proceeds.

The Company shall use the net proceeds from the sale of the Subscription Securities hereunder solely for the purposes of (i) funding its operation and other activities duly approved by the board of directors of the Company, and (ii) fees and expenses of the Investor in connection with this Agreement payable by the Company pursuant to Section 8.10.

Section 6.7 Listing of ADSs.

The Company hereby agrees to use reasonable best efforts to maintain the listing or quotation of the ADSs on the Trading Market on which it is currently listed.

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Section 6.8 Tax Filings.

The Company shall cooperate, and shall cause each Subsidiary to cooperate, with the Investor in providing the Investor with any information reasonably requested for it to timely make all filings, returns, reports, forms or calculations in order to assist the Investor with the preparation of its Tax returns, Tax reports, information returns, declarations of estimated Tax and other declarations and statements with respect to Taxes, obtaining any benefit pursuant to applicable Tax law, or complying with any other Tax law that the Investor is subject. The Company shall not make any elections or take any other actions to be treated as other than a corporation for U.S. federal income tax purposes. The Company shall also cause the Group Companies to meet all payment, withholding and all other tax compliance obligations in accordance with the Applicable Laws.

ARTICLE VII

CLOSING CONDITIONS

Section 7.1 Conditions to Obligations of the Company and the Investor.

The obligations of the Company and the Investor to consummate the applicable Closing are subject to the satisfaction of the following conditions:

(a) no provision of any Applicable Law shall prohibit the consummation of such Closing;

(b) no proceeding challenging this Agreement or the Transaction Documents or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted before any Governmental Entity and shall be pending; and

(c) the relevant approval(s) from applicable Government Entity has been secured by the Company and/or the Investor (if applicable).

Section 7.2 Conditions to Obligations of the Company.

The obligations of the Company to consummate the applicable Closing are subject to the satisfaction or waiver by the Company, of the following conditions:

(a) the representations and warranties of the Investor (other than the Fundamental Investor Representations) in this Agreement shall be true and correct in all material respects as of the date of the applicable Closing as though made as of such date (except that those representations and warranties that address matters only as of a particular date shall have been true and correct in all material respects as of such date);

(b) the Fundamental Investor Representations shall be true and correct in all material respects as of the date of the applicable Closing as though made as of such date (except that those representations and warranties that address matters only as of a particular date shall have been true and correct in all material respects as of such date); and

(c) the delivery by the Investor of each of the items set forth in Section 2.3(a) or Section 2.5(a) of this Agreement, as applicable.

Section 7.3 Conditions to Obligations of the Investor.

The obligation of the Investor to consummate the applicable Closing is subject to the satisfaction or waiver by the Investor, of the following conditions:

(a) the representations and warranties of the Company (other than the Fundamental Company Representations) that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects on and as of the date hereof and the date of the applicable Closing (except that those representations and warranties that address matters only as of a particular date shall have been true and correct only on such date);

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(b) the representations and warranties of the Company (other than the Fundamental Company Representations) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects on and as of the date hereof and date of the applicable Closing (except that those representations and warranties that address matters only as of a particular date shall have been true and correct only on such date);

(c) the Fundamental Company Representations shall be true and correct in all respects on and as of the date hereof and the date of the applicable Closing except for de minimis inaccuracies (except that those representations and warranties that address matters only as of a particular date shall have been true and correct only on such date);

(d) the Company shall have performed or complied in all material respects with all obligations, covenants, agreements and conditions in this Agreement required to be performed or complied with by the Company on or prior to the applicable Closing;

(e) there shall have been no event, occurrence, development or state of circumstances or facts that constitutes a Material Adverse Effect;

(f) the Company shall have duly executed and delivered to the Investor each of the items set forth in Section 2.3(b) or Section 2.5(b) of this Agreement, as applicable;

(g) all corporate and other proceedings required for transactions contemplated hereby on date of the applicable Closing and all documents and instruments incidental to such transactions shall have been duly completed and satisfactory in substance and form to the Investor, and the Investor shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request;

(h) from the date hereof to the applicable Closing, trading in the ADSs shall not have been suspended by the SEC or the Company’s principal Trading Market (nor shall such suspension have been threatened);

(i) the sale and issuance of the Subscription Securities shall be legally permitted by all laws and regulations to which the Investor and the Company are subject;

(j) the Investor shall have received a certificate signed by an executive officer of the Company confirming the satisfaction of items (a) through (i) above;

(k) signature pages to the Transaction Documents other than those to be signed by the Investor shall have been sent to the counsel of the Investor for examination to the reasonable satisfaction of such counsel and to hold in escrow to release upon the Closing;

(l) (x)the Investor shall have acquired the internal approval for the transactions to be contemplated hereunder and (y) the Investor’s legal, financial, technology, business, employment and ESG due diligence investigation and other investigations on the business of the Company shall have been completed to its satisfaction.; and

(m) The “lock-up” and non-competition undertaking, substantially in the form of Schedule II hereto, executed by each Principal Party, delivered to the Investor on or before the Initial Closing, shall be in full force and effect on the date of the applicable Closing.

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ARTICLE VIII

MISCELLANEOUS

Section 8.1 Notices.

All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing, and delivery shall be deemed sufficient in all respects and to have been duly given as follows: (a) on the actual date of service if delivered personally; (b) at the time of receipt if given by electronic mail to the e-mail addresses set forth in this Article VIII; (c) on the third day after mailing if mailed by first-class mail return receipt requested, postage prepaid and properly addressed as set forth in this ARTICLE VIII Article VIII ; or (d) on the day after delivery to a nationally recognized overnight courier service during its business hours for overnight delivery against receipt, and properly addressed as set forth in this Article VIII

If to the Investor:	Abundant Glory Investment L.P.

Unit 2412, 24F HKRI Taikoo Hui Center I,

288 Shimen Yi Road, Jing’an District,

Shanghai, China 200041

E-mail: yao.li@niocapital.com;

max.li@niocapital.com

With copy to: iris.bai@niocapital.com;

viva.mao@niocapital.com

Attn: Li Yao, Li Xiang

If to the Company:	Uxin Limited

No. 16 Guangshun South Avenue Chaoyang District, Beijing 100102 People’s Republic of China E-mail: daikun@xin.com Attn: Mr. Kun Dai

Any party may change its address or other contact information for notice by giving notice to each other party in accordance with the terms of this Article VIII. In no event will delivery to a copied Person alone constitute delivery to the party represented by such copied Person.

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Section 8.2 Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 8.3 Entire Agreement.

This Agreement and the other Transaction Documents constitute the entire agreement and understanding among the parties hereto and thereto with respect to the subject matters hereof and thereof and supersede any prior understandings, agreements or representations by or among the parties, written or oral, related to the subject matter hereof and thereof.

Section 8.4 Counterparts.

This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Signatures in the form of facsimile or electronically imaged “PDF” shall be deemed to be original signatures for all purposes hereunder. The parties irrevocably and unreservedly agree that this Agreement may be executed by way of electronic signatures and the parties agree that this Agreement, or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

Section 8.5 Assignments.

This Agreement is personal to each of the Parties. Parties shall not assign any rights and obligations herein to any third party without the prior written consent of the other Party, provided that the Investor may assign or transfer the rights and obligations herein to any third party without the prior written consent of the Company.

Section 8.6 Descriptive Headings; Construction.

The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The Parties agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

Section 8.7 Amendment.

This Agreement may be amended only by a written instrument executed by each of the Parties.

Section 8.8 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, without regard to its principles of conflicts of laws.

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Section 8.9 Dispute Resolution.

(a) Each of the Parties hereto irrevocably (i) agrees that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Hong Kong and administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force at the time of the commencement of the arbitration, (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration, and (iii) submits to the exclusive jurisdiction of Hong Kong in any such arbitration. There shall be three (3) arbitrators. The claimant shall appoint one (1) arbitrator, and the respondent shall appoint one (1) arbitrator no more than ten (10) days following the official appointment of the arbitrator appointed by the claimant, failing which such arbitrator shall be appointed by HKIAC; the third arbitrator shall be the presiding arbitrator and shall be appointed jointly by the arbitrators ap-pointed by the claimant and respondent within ten (10) days of the later of the appointment of the arbitrators appointed by the said Parties, failing which such arbitrator shall be appointed by HKIAC.

(b) The arbitration shall be conducted in English.

(c) The Parties acknowledge and agree that, in addition to contract damages, the arbitrator may award provisional and final equitable relief, including injunctions, specific performance and lost profits.

(d) The decision of the arbitration tribunal shall be final, conclusive and binding on the Parties to the arbitration. Judgment may be entered on the arbitration tribunal’s decision in any court having jurisdiction.

(e) When any dispute occurs and when any dispute is under arbitration, except for the matters in dispute, the Parties shall continue to fulfil their respective obligations and shall be entitled to exercise their rights under this Agreement.

(f) The Parties understand and agree that this provision regarding arbitration shall not prevent any Party from pursuing preliminary, equitable or injunctive relief in a judicial forum pending arbitration in order to compel another Party to comply with this provision, to preserve the status quo prior to the invocation of arbitration under this provision, or to prevent or halt actions that may result in irreparable harm. A request for such equitable or injunctive relief shall not waive this arbitration provision.

(g) The Parties expressly consent to the joinder of additional part(ies) in connection with the other Transaction Documents to the arbitration proceedings commenced hereunder and/or the consolidation of arbitration proceedings commenced hereunder with arbitration proceedings commenced pursuant to the arbitration agreements contained in the other Transaction Documents. In addition, the Parties expressly agree that any disputes arising out of or in connection with this Agreement and the other Transaction Documents concern the same transaction or series of transactions.

(h) If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

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Section 8.10 Expenses.

The Company shall pay the Investor’s fees and expenses reasonably incurred by the Investor, including legal and out-of-pocket costs reasonably incurred by the Investor in connection with the transactions contemplated hereby, provided that such fees and expenses shall not exceed $100,000. With respect to professional fees and related expenses payable by the Investor, the Company will receive or has received copies of the engagement letters between the Investor and their counsel (the “Professional Advisors”), and the Company agrees to the terms including without limitation fee estimates, assumptions and payment schedule included therein, and shall pay such amounts at such times directly to the Professional Advisors according to such terms, subject to the overall cap amount specified above. The Company hereby agrees and acknowledges that such Professional Advisors may enforce their rights to receive such fees and expenses under this Section 8.10 against the Company. The Company further agrees and acknowledges that the Investor may deduct any amounts owed pursuant to this Section 8.10 from the amount of Purchase Price.

Section 8.11 Third Party Beneficiaries.

Except as otherwise expressly set forth in this Agreement (which shall include without limitation Section 8.10), there are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any Person any rights, remedies or obligations.

Section 8.12 Specific Performance.

The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.13 No Waiver; Cumulative Remedies.

Except as specifically set forth herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative. No failure or delay on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver of such right, power or remedy, and no single or partial exercise of any such right, power or remedy will preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. To the maximum extent permitted by Applicable Law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

Section 8.14 Non-recourse.

All actions, obligations, losses or causes of action (whether in contract, in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to (i) this Agreement, (ii) the negotiation, execution or performance of this Agreement (including any representation or warranty made in connection with, or as inducement to, this Agreement), (iii) any breach or violation of this Agreement, and (iv) any failure of the transactions contemplated hereby or thereby to be consummated, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as Parties to this Agreement subject to the terms and conditions hereof.

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Section 8.15 Replacement of Shares.

If any certificate or instrument evidencing the Subscription Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The Investor applying for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement certificate or instrument.

Section 8.16 Termination.

This Agreement may be terminated prior to the Closing (a) by mutual written Consent of the Parties, (b) by the Investor if the Closing has not occurred within sixty (60) days after the signing date, (c) by the Investor by written notice to the Company if there has been a material misrepresentation or material breach of a covenant or agreement contained in this Agreement on the part of Company, (d) by the Investor by written notice to the Company if Section 7.3 (l) is not satisfied within sixty (60) days after the signing date.

If this Agreement is terminated pursuant to the provision of Section 8.16, this Agreement will be of no further force or effect. Notwithstanding anything to the contrary, if this Agreement is terminated pursuant to the provision of Section 8.16 (d), the Investor shall not be liable for any breach of this Agreement or for any misrepresentation hereunder.

The provisions of Article I (Definitions), Article VIII(Miscellaneous) of this Agreement shall survive the termination of this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first set forth above.

UXIN LIMITED

By:	/s/ Kun Dai
Name:	Kun Dai (戴琨)
Title:	Director

[Signature Page to Share Subscription Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first set forth above.

Abundant Glory Investment L.P.

By its general partner,
Nio Capital II LLC

By:	/s/ ZHU YAN
Name:	ZHU YAN
Title:	Authorised Signatory

[Signature Page to Share Subscription Agreement]

SCHEDULE I

Particulars of the Principal Securities

Company Securities	Number of Shares	Shareholder	Encum-brances	Voting Rights / Transfer Restrictions	Principal Lock-up Period
Class B Ordinary Shares	40,809,861	Xin Gao	None	Subject to the Investors’ Rights Agreement	From July 12, 2021 to June 30, 2027.
Class A Ordinary Shares	1,440,922,190	Xin Gao	None	Subject to the Investors’ Rights Agreement	From March 26, 2024 to March 25, 2026.

SCHEDULE I

SCHEDULE II

FORM OF LOCK-UP AGREEMENT AND NON-COMPETITION UNDERTAKING

The undersigned understands that Abundant Glory Investment L.P., a company organized under the laws of the British Virgin Islands (the “Investor”), intends to enter into a share subscription agreement (the “SSA”) with Uxin Limited, a company organized under the laws of the Cayman Islands (the “Company”), pursuant to which the Company agrees to allot and issue to the Investor, and the Investor desires to subscribe for and be issued from the Company, certain number of Class A Ordinary Shares of the Company.

To induce the Investor to enter into the SSA, subject to the paragraph below, the undersigned hereby agrees that, during the applicable lock-up period as set forth opposite the Principal Securities of Exhibit A hereto (the “Principal Lock-up Period”), no Principal Party shall Transfer, or publicly announce an intention to Transfer, any Equity Securities in the Company directly or indirectly held by the Principal Party as of the date hereof, without the prior written consent of the Investor. The Principal irrevocably agrees to cause and guarantee the performance by the Principal Holding Company of all of its covenants and obligations under this paragraph. Any purported Transfer by any Principal Party in violation of this paragraph shall be null and void and of no force and effect and the Company shall refuse to recognize any such Transfer and shall not register or otherwise reflect on its records any change in ownership of such Equity Securities in the Company purported to have been Transferred.

Regardless of anything else contained herein, the restrictions set forth above shall not apply to Transfers of Equity Securities of the Company by the Principal Holding Company (i) to the Principal, a Relative of the Principal, a trust formed for the exclusive benefit of the Principal or his Relatives, or an entity 100% Controlled exclusively by the Principal, or (ii) through will or intestacy, in each case where the transferee shall have executed and delivered to each of the Parties (other than the transferor) an instrument, reasonably acceptable to the other Parties, agreeing to be bound by the terms and conditions of this agreement as if such transferee were the transferor.

Any transferee of Equity Securities expressly contemplated hereunder is referred to as a “Permitted Transferee.” If any Permitted Transferee to which Equity Securities of the Company are Transferred ceases to be a Permitted Transferee of the Party from which or whom it acquired such Equity Securities of the Company pursuant to such provision, such Person shall reconvey such Equity Securities of the Company to such transferring Party (or another Permitted Transferee of such Party) immediately before such Person ceases to be a Permitted Transferee of such transferring Party so long as such Person knows of its upcoming change of status immediately prior thereto. If such change of status is not known until after its occurrence, the former Permitted Transferee shall make such Transfer to such transferring Party (or another Permitted Transferee of such Party) as soon as practicable after the former Permitted Transferee receives notice thereof.

Without prejudice to any non-completion and non-solicitation agreement of the Principal with the Company or any other Group Company, each of the undersigned undertakes to the Investor that, for so long as he/it beneficially holds any Company Securities and two years thereafter or such other shorter, but longest period permitted by Applicable Laws, he/it will not, without the prior written consent of the Investor, either on his/its own account or through any of his/its Affiliates, or in conjunction with or on behalf of any other Person: (a) carry out, be engaged, concerned or interested directly or indirectly whether as shareholder, director, employee, partner, agent in any business in competition with the businesses as engaged by any Group Company from time to time (the “Restricted Business”), provided that the foregoing restriction shall not apply to being a passive owner, directly or indirectly, of less than 1% of the outstanding share capital of any publicly traded company engaged in any Restricted Business; or (b) solicit or entice away or attempt to solicit or entice away from any Group Company, any Person who is a customer, client, representative, agent or correspondent of such Group Company or in the habit of dealing with such Group Company.

In the event any entity directly or indirectly established or managed by any of the undersigned, engages or will engage in any Restricted Business, such undersigned shall cause such entity (a) to disclose any relevant information to the Investors upon request, and (b) transfer such lawful business to the Company or any Subsidiary designated by the Company immediately.

Any capitalized term used but not defined herein shall have the meaning ascribed thereto in that certain second amended and restated investors’ rights agreement, dated as of March 26, 2024, by and among the Company, Mr. Kun Dai (戴琨) (PRC identity card no. 610104198204066214) (the “Principal”), Xin Gao Group Limited, a company organized under the Laws of the British Virgin Islands (the “Principal Holding Company,” collectively with the Principal, the “Principal Parties,” and each a “Principal Party”), Astral Success Limited, a company limited by shares incorporated under the Laws of the British Virgin Islands, Abundant Grace Investment Limited, a company limited by shares incorporated under the Laws of British Virgin Islands, and Abundant Glory Investment L.P., a limited partnership formed under the Laws of British Virgin Islands.

This agreement is governed by, and to be construed in accordance with the laws of Hong Kong.

SCHEDULE II

Exhibit A

Particulars of the Principal Securities

Company Securities	Number of Shares	Shareholder	Encum-brances	Voting Rights / Transfer Restrictions	Principal Lock-up Period
Class B Ordinary Shares	40,809,861	Xin Gao	None	Subject to the Investors’ Rights Agreement	From July 12, 2021 to June 30, 2027.
Class A Ordinary Shares	1,440,922,190	Xin Gao	None	Subject to the Investors’ Rights Agreement	From March 26, 2024 to March 25, 2027.

SCHEDULE II

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this agreement on the date and year first above written.

PRINCIPAL:

Kun DAI (戴琨)

PRINCIPAL HOLDING COMPANY:

Xin Gao Group Limited

By
Print Name: Kun DAI (戴琨)
Title:	Director

SCHEDULE II